BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street

New York, New York 10286

March 27, 2023

General New York Municipal Money Market Fund

240 Greenwich Street
New York, New York 10286

Re: Expense Limitation - Dreyfus New York Municipal Money Market Fund

To Whom It May Concern:

Effective March 31, 2023, BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of Dreyfus New York Municipal Money Market Fund (the "fund"), a series of General New York Municipal Money Market Fund, Inc., as follows:

Premier Shares

The fund's investment adviser, BNY Mellon Investment Adviser, Inc., has contractually agreed, until March 31, 2024, to waive receipt of its fees and/or assume the direct expenses of the fund so that the direct expenses of the fund's Premier shares (excluding taxes, brokerage commissions and extraordinary expenses) do not exceed ..35%. To the extent that it is necessary for BNY Mellon Investment Adviser, Inc. to waive receipt of its management fee or reimburse the fund's common expenses, the amount of the waiver or reimbursement will be applied equally to each share class of the fund. On or after March 31, 2024, BNY Mellon Investment Adviser, Inc. may terminate the expense limitation agreement at any time.

Service Shares

The fund's investment adviser, BNY Mellon Investment Adviser, Inc., has contractually agreed, until at least March 31, 2024, to waive receipt of its fees and/or assume the direct expenses of the fund's Service shares so that the direct expenses of the fund's Service shares (excluding taxes, brokerage commissions and extraordinary expenses) do not exceed 1.00%. To the extent that it is necessary for BNY Mellon Investment Adviser, Inc. to waive receipt of its management fee or reimburse the fund's common expenses, the amount of the waiver or reimbursement will be applied equally to each share class of the fund. BNY Mellon Investment Adviser, Inc., has also contractually agreed, until March 31, 2024, to waive receipt of its fees and/or assume the direct expenses of the fund so that the direct expenses of the fund's Premier shares (excluding taxes, brokerage commissions and extraordinary expenses) do not exceed .35%. The fund's Premier shares are offered in a different prospectus, but, to the extent that it is necessary for BNY Mellon Investment Adviser, Inc. to reimburse the fund's common expenses as a result of such expense limitation agreement, the amount of the waiver or reimbursement will be applied equally to each share class of the fund, including Service shares (which amounted to .03% for the past fiscal year). On or after March 31, 2024, BNY Mellon Investment Adviser, Inc. may terminate each such expense limitation agreement at any time.

Wealth Shares

The fund's investment adviser, BNY Mellon Investment Adviser, Inc., has contractually agreed, until March 31, 2024, to waive receipt of its fees and/or assume the direct expenses of the fund so that the direct expenses of the fund's Premier shares (excluding taxes, brokerage commissions, and extraordinary expenses) do not exceed .35%.  The fund's Premier shares are offered in a different prospectus, but, to the extent that it is necessary for BNY Mellon Investment Adviser, Inc. to reimburse the fund's common expenses as a result of such expense limitation agreement, the amount of the waiver or reimbursement will be applied equally to each share class of the fund, including Wealth shares (which amounted to .03% for the past fiscal year). On or after March 31, 2024, BNY Mellon Investment Adviser, Inc. may terminate the expense limitation agreement at any time.

This Agreement may only be amended by agreement of the fund upon the approval of the Board of Trustees of the fund and BNYM Investment Adviser to lower the net amounts shown and may only be terminated prior to March 31, 2024, in the event of termination of the Management Agreement between BNYM Investment Adviser and the fund.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ James Bitetto

James Bitetto

Secretary

Accepted and Agreed To:

GENERAL NEW YORK MUNICIPAL MONEY MARKET FUND

-DREYFUS NEW YORK MUNICIPAL MONEY MARKET FUND

By: /s/ James Windels

James Windels

Treasurer